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                                                                    Exhibit 99.1



     Spinnaker Announces: Debt Restructuring Discussions; Status as Sole Supplier of Materials for Historic "United We Stand" Postage Stamp Issue
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Troy, Ohio, October 15, 2001 -- Spinnaker Industries, Inc. (AMEX:SKK) announced today that it is engaged in active discussions with a majority of the holders of its 10 3/4% Senior Notes for the purpose of negotiating a consensual restructuring of its indebtedness. The Company also reported that it would not make the interest payment due today to holders of the Senior Notes. In this regard, the Company noted that under the terms of its Senior Notes indenture it is not in default unless the failure to pay interest extends beyond a 30-day grace period.

A spokesman stressed that the Company continues to operate its business in the ordinary course and holds approximately $5 million in cash reserves.

Spinnaker's Chairman, Louis A. Guzzetti, Jr., stated, "Earlier this year we initiated a major change in strategic direction when we announced the decision to close our Westbrook, Maine operation. This facility competed head-on with the industry's largest players for high-volume, commodity-oriented variable information accounts, a battle we felt we were not in a position to win. In contrast, our Spinnaker Coating operations in Ohio are today positioned to become the top provider of pressure sensitive roll and sheet products to small and mid-sized printers and distributors who value tailored business solutions and industry leading personalized customer service.

"The Company's new focused strategy - which we firmly believe is a winning strategy - is to differentiate ourselves in a highly competitive and price sensitive industry by acting as a supplier that takes the time to work with its targeted customers in a manner that provides them a competitive edge. Over the years, our Ohio operations have built a solid and loyal customer base by paying extraordinary attention to those customers. This customer-first mentality is the cornerstone of the Company's operations and the basis on which we intend to grow our market position and profitability.

"As a very recent example of the strength of our quality and service capabilities, we are pleased to report that Spinnaker Coating will be the sole supplier of pressure sensitive materials to the U.S. Bureau of Engraving & Printing and Banknote Corporation of America, the entities who together will be producing over 7 billion postage stamps for the recently announced "United We Stand" issue. The tragedy of the September 11 terrorist attacks will live in the minds of all Americans forever, but it will also be remembered as a day that marks a renewed sense of patriotism and unity in our country. Spinnaker is especially pleased and proud to be the sole supplier of pressure sensitive materials for this historic issue, and for the opportunity to participate in honoring our nation during these uncertain times."
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Mr. Guzzetti further stated, "As part of the strategic repositioning of the
Company, we have also aggressively addressed the cost structure in our ongoing operations, reducing annualized SG & A and other expenses by over $4 million per year. As the final step in this process, we are now aggressively addressing the need to retool our capital structure. The Company has already begun discussions with its lenders and Senior Noteholders. Our management team is optimistic that we will soon reach a consensual accommodation that will place the Company on a sound financial footing and enable us, in partnership with our suppliers and our fellow workers, to provide even greater value and service to our customers in the years ahead."

Spinnaker has retained the firms of FTI/Policano & Manzo and Kaye Scholer LLP to advise it in connection with its financial restructuring efforts.




Spinnaker is a leading supplier of pressure sensitive paper stock for labels and the largest producer of such stock for pressure sensitive U.S. postage stamps.


SAFE HARBOR:

The foregoing contains forward-looking statements regarding Spinnaker. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27(a) of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: Our inability to restructure our debt in the near-term and the possibility of default on our Senior Notes; adjustments arising in the course of completing the analysis of information with respect to the review of the company's businesses and evaluation of impairment charges; and an increase in bad debt experience beyond current reserves. Other risk factors are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-K for the year ended December 31, 2000. Spinnaker disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.